08-11
For further information:
John F. Walsh, Vice President of Investor Relations
212-659-3208

SOUTHERN UNION COMPANY TO
REPURCHASE PORTION OF DEPOSITARY SHARES

HOUSTON, May 23, 2008 – Southern Union Company (NYSE:SUG) today announced that the finance committee of its board of directors has authorized a program to repurchase a portion of the Depositary Shares representing ownership of its 7.55 percent Noncumulative Preferred Stock, Series A.  The Depositary Shares, each representing one-tenth of a share of the 7.55 percent Noncumulative Preferred Stock, Series A, are traded on the New York Stock Exchange under the symbol “SUG PrC”, with an aggregate market value of approximately $220 million.

Repurchases will be made at the company’s discretion from time to time in the open market and through privately negotiated transactions, subject to market conditions, applicable legal requirements and other factors. Repurchases may begin immediately. The program may be discontinued or suspended at any time.

The company has the ability to redeem all of the Depositary Shares at any time after October 8, 2008.  The company currently intends, subject to customary approvals, including consent from its lenders, and subject to then prevailing market conditions and other factors, to redeem all outstanding Depositary Shares on or after October 8, 2008, at $25 per Depositary Share (plus all accrued and unpaid dividends) in accordance with the terms of its certificate of designations.

About Southern Union Company
Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.